Exhibit 99.1

STR HOLDINGS, INC. REPORTS THIRD QUARTER 2011 RESULTS

ENFIELD, Conn. — Nov 3, 2011 — STR Holdings, Inc. (NYSE: STRI) today announced financial and operating performance for the third quarter and nine months ended September 30, 2011.

Third Quarter 2011 Financial Summary:

•      Quality Assurance (QA) segment now presented as discontinued operations

•      Q3 diluted GAAP EPS of $0.09; Q3 diluted non-GAAP EPS of $0.21

•      Q3 consolidated net sales of $56.2 million, down 17.6% from prior year

Third Quarter 2011 Operating Summary:

•      Strategic divestiture of Quality Assurance business for $275 million in cash

•                  Transaction expected to be $0.05 accretive to EPS going forward

•                  Repaid all outstanding debt of $237.6 million

•      New $150 million lower-interest rate revolving credit facility provides financial flexibility

•      Closed St. Augustine, FL manufacturing facility to improve efficiency of U.S. operations

Financial Results

Net sales for the quarter ended September 30, 2011 were $56.2 million. This represents a decrease of 21.5% sequentially and 17.6% from a year ago. These results were driven by a decrease in sales volume of 20.3% from the second quarter of this year and 15.5% from a year ago.

“Despite what many of us in the solar value chain anticipated after a soft second quarter, demand did not improve in the third quarter,” said Dennis L. Jilot, STR’s Chairman, President and Chief Executive Officer. “The European debt crisis has increased uncertainty surrounding government subsidy programs and exacerbated an already sluggish solar market. Even though module ASPs declined at a significant pace, it appears that project developers continued to wait for further price reductions, impacting global demand for solar modules and in turn, our encapsulants.”

Gross profit for the third quarter of 2011 was $14.6 million. As a percentage of sales, gross margin was 25.9%. This is compared to 34.7% in the second quarter of 2011. The sequential decline in gross margin is a result of several factors: lower sales volume and unfavorable customer mix; the accrual for an agreement with a customer for the return of product in conjunction with payment of overdue accounts receivable invoices, which does not qualify as a bad debt expense under GAAP and carried at zero value; a sequential decrease in production and low utilization that drove unfavorable cost absorption; and higher-cost resin purchased in the second quarter that was used in the third quarter. Going forward, the Company expects to see its raw material costs decrease as it has achieved some purchase price reductions.

Selling, general and administrative expense (SG&A) for the third quarter of 2011 was $6.8 million.  This compares to $7.4 million in the second quarter of 2011 and $6.4 million in the third quarter of 2010. Sequentially, SG&A decreased 7.7% primarily as a result of decreases in labor and benefit costs. Compared to last year, SG&A increased 6.1% driven primarily by higher R&D and travel expense to support our expanding global business operations and continued development in Asia. As a percentage of sales, SG&A increased 183 basis points sequentially and 273 basis points year over year as a result of lower sales.

Lower gross profit and a non-cash asset impairment charge of approximately $1.9 million drove an operating profit of $6.4 million, compared to $16.7 million in the second quarter of 2011. The non-cash asset impairment was related to our real property at 10 Water Street in Enfield, CT, which was not included in the sale of the Company’s QA business to UL (Underwriters Laboratories, Inc.) and is being leased to them.

Net interest expense for the third quarter of 2011 was $3.7 million as a result of accelerated amortization of deferred financing costs associated with the Company’s retirement of its credit facilities in conjunction with the sale of its QA business to UL.

During the quarter, the Company recorded a net benefit of $0.03 to its non-GAAP EPS from one-time tax items including the reduction of state deferred tax liabilities associated with its post QA footprint and a favorable resolution of a foreign tax audit that more than offset a true-up adjustment made in conjunction with the filing of its 2010 tax return. Absent these one-time items, the Company’s tax rate was also lower than expected due to increased sales from Malaysia during the quarter. These items resulted in an income tax benefit being recorded during the third quarter.

Net earnings from continuing operations for the third quarter of 2011 were $3.8 million or $0.09 on a diluted EPS basis. This is compared with net earnings from continuing operations of $11.2 million, or $0.27 per diluted EPS for the second quarter of 2011 and $14.1 million or $0.33 per diluted share for the third quarter of 2010.

Non-GAAP net earnings from continuing operations, which excludes certain tax-effected adjustments (as disclosed after the non-GAAP reconciliation table at the end of this press release) for the third quarter of 2011 were $8.8 million or $0.21 on a diluted EPS basis. This is compared with non-GAAP net earnings of $12.0 million, or $0.28 per diluted share for the second quarter of 2011 and $14.8 million or $0.35 per diluted share for the third quarter of 2010.

Liquidity

The Company ended the third quarter of 2011 with $129.6 million in cash and no debt. STR anticipates making a tax payment in December of this year of approximately $102 million relating to the sale of QA.

The Company has included a consolidated condensed statement of cash flows in this press release. It is currently finalizing the classification between continuing operations and discontinued operations related to the sale of QA. The Company will include the final presentation of its consolidated statement of cash flows in its Form 10-Q filing.

Early in the fourth quarter, the Company obtained a new, four year, $150 million dollar revolving credit facility. This facility provides an attractive 2.0% to 2.5% spread on LIBOR-based loans and can be increased by $50 million dollars at the discretion of STR, subject to the satisfaction of certain conditions.

“I am delighted with the significant improvement to our balance sheet. This new credit facility, along with the strategic divestiture of QA and the payoff of our previous, higher-interest-rate credit facilities has strengthened our financial condition considerably,” said Barry A. Morris, Executive Vice President and Chief Financial Officer of STR Holdings. “These actions provide us with increased financial flexibility to continue to pursue our profitable growth strategy in the solar industry.”

Business Outlook

The Company expects demand for modules to increase during the fourth quarter ahead of Germany’s planned FiT reductions in January 2012. However, due to existing module oversupply, the Company is anticipating that its customers will continue to draw down inventory levels to satisfy much of the increased demand. As such the Company now projects the following financial results for the fourth quarter and full-year 2011:

STR Holdings, Inc.
Business Outlook

Amounts in millions, except per share amounts

Quarter ending December 31, 2011	Low	High
Net sales	$44.0	$48.0
Diluted non-GAAP EPS	$0.09	$0.12

Year ending December 31, 2011	Low	High
Net sales	$240.0	$244.0
Diluted non-GAAP EPS	$0.94	$0.97

Third Quarter Conference Call and Presentation

The Company will discuss its financial results and guidance in a conference call today at 4:30 p.m. ET. A live webcast of the conference call and presentation will be available through the Investor Relations section of the Company’s website at www.strholdings.com. Investors accessing the live call by phone from the U.S. should dial 800-561-2813 and enter passcode: 40089520.  Those calling from outside the U.S. should dial 617-614-3529 and use the same passcode. A telephone replay will be available approximately two hours after the call concludes through Wednesday,

November 9, 2011 by dialing 888-286-8010 from the U.S., or 617-801-6888 from international locations, and entering passcode: 60797487. The webcast and presentation will be archived on the Company’s website for one year.

About STR Holdings, Inc.

STR Holdings, Inc. is a leading global provider of high quality, superior performance encapsulants to the photovoltaic module industry. Further information about STR Holdings, Inc. can be obtained via the Company’s website at www.strholdings.com.

Forward-Looking Statements

This press release and any oral statement made in respect of the information in this press release contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to inherent risks and uncertainties. These forward-looking statements present the Company’s current expectations and projections relating to its financial condition, results of operations, plans, objectives, future performance and business and are based on assumptions that the Company has made in light of its industry experience and perceptions of historical trends, current conditions, expected future developments and other factors management believes are appropriate under the circumstances.  However, these forward-looking statements are not guarantees of future performance or financial or operating results. In addition to the risks and uncertainties discussed in this release, the Company faces risks and uncertainties that include, but are not limited to, the following: (i) demand for solar energy in general and solar modules in particular; (ii) the timing and effects of the implementation of government incentives and policies for renewable energy, primarily in China and the United States; (iii) the effects of the announced reductions to solar incentives in Germany and Italy; (iv) the extent to which we may be required to write-off accounts receivable or inventory; (v) pricing pressures and other competitive factors; (vi) our ability to protect our intellectual property; (vii) volatility in commodity costs, such as resin or paper used in our encapsulants, and our ability to successfully manage any increases in these commodity costs; (viii) our dependence on a limited number of third party suppliers for raw materials for our encapsulants and materials used in our processes; (ix) customer concentration in our business and our relationships with key customers; (x) operating new manufacturing facilities and increasing production capacity at existing facilities; (xi) our reliance on vendors and potential supply chain disruptions, including those resulting from bankruptcy filings by customers or vendors; (xii) potential product performance matters and product liability; (xiii) the extent and duration of the current downturn in the global economy; (xiv) the impact negative credit markets may have on us or our customers or suppliers; (xv) the impact of changes in foreign currency exchange rates on financial results, and the geographic distribution of revenues and earnings; (xvi) maintaining sufficient liquidity in order to fund future profitable growth and long-term vitality; (xvii) outcomes of litigation and regulatory actions; and (xix) other risks and uncertainties described under “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and in subsequent periodic reports on Forms 10-K, 10-Q and 8-K. You are urged to carefully review and consider the disclosure found in the Company’s filings which are available on www.sec.gov or www.strholdings.com. Should one or more of these risks or uncertainties materialize, or should any of these assumptions prove to be incorrect, actual results may vary materially from those projected in these forward-looking statements. The Company undertakes no obligation to publicly update any forward-looking statements contained in this release, whether as a result of new information, future developments or otherwise, except as may be required by law.

Contact:

STR Holdings, Inc.

Joseph C. Radziewicz

Controller and Principal Accounting Officer

(860) 758-7325

joseph.radziewicz@strholdings.com

or

ICR, Inc.

Gary Dvorchak, CFA

Senior Vice President

Investor Relations Consultant

(310) 954-1123

Gary.Dvorchak@icrinc.com

STR Holdings, Inc.

CONDENSED CONSOLIDATED INCOME STATEMENTS

All amounts in thousands except shares and per share amounts

	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Net sales	$56,237	$68,285	$195,892	$190,093
Cost of sales	41,665	40,831	128,157	110,591
Gross profit	14,572	27,454	67,735	79,502
Selling, general and administrative expenses	6,838	6,442	21,666	18,823
Provision for bad debt expense	(532)	56	509	580
Asset impairment	1,861	—	1,861	—
Operating income	6,405	20,956	43,699	60,099
Other expense	(3,632)	(903)	(3,911)	(972)
Earnings from continuing operations before income tax expense	2,773	20,053	39,788	59,127
Income tax (benefit) expense from continuing operations	(1,044)	5,999	10,739	19,053
Net earnings from continuing operations	$3,817	$14,054	$29,049	$40,074
Earnings (loss) from discontinued operations before income tax expense	117,314	(637)	110,771	(5,581)
Income tax expense (benefit) from discontinued operations	75,841	96	73,980	(1,614)
Net earnings (loss) from discontinued operations	$41,473	$(733)	$36,791	$(3,967)
Net earnings	$45,290	$13,321	$65,840	$36,107

GAAP net earnings per share:
Basic from continuing operations	$0.09	$0.35	$0.71	$1.00
Basic from discontinued operations	1.02	(0.02)	0.90	(0.10)
Total basic GAAP earnings per share	$1.11	$0.33	$1.61	$0.90

Diluted from continuing operations	$0.09	$0.33	$0.69	$0.95
Diluted from discontinued operations	1.00	(0.02)	0.88	(0.09)
Total diluted GAAP earnings per share	$1.09	$0.31	$1.57	$0.86

* Non-GAAP net earnings per share:
Basic from continuing operations	$0.21	$0.37	$0.87	$1.10
Basic from discontinued operations	1.05	—	0.97	(0.04)
Total basic non-GAAP earnings per share	$1.26	$0.37	$1.84	$1.06

Diluted from continuing operations	$0.21	$0.35	$0.85	$1.06
Diluted from discontinued operations	1.04	—	0.94	(0.04)
Total diluted non-GAAP earnings per share	$1.25	$0.35	$1.79	$1.02

Weighted-average common shares outstanding:
Basic	40,972,552	40,433,681	40,853,480	40,257,091
Diluted	41,503,070	42,327,366	41,985,525	41,994,980

* Please refer to the reconciliation of Non-GAAP measures included in this release.

STR Holdings, Inc.
CONDENSED CONSOLIDATED BALANCE SHEETS

All amounts in thousands

	September 30, 2011	December 31, 2010
	(Unaudited)	(Unaudited)
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$129,619	$98,333
Due from UL	5,305	—
Accounts receivable, net	33,944	28,247
Inventories	38,532	31,452
Other current assets	8,031	9,344
Current assets held for sale	—	28,153
Total current assets	215,431	195,529

Property, plant and equipment, net	62,873	52,163
Intangible assets, net	292,492	298,816
Other noncurrent assets	688	4,686
Noncurrent assets held for sale	—	151,652
Total assets	$571,484	$702,846

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES
Current portion of long-term debt	$—	$1,850
Other current liabilities	117,915	35,086
Current liabilities held for sale	—	14,529
Total current liabilities	117,915	51,465

Long-term debt, less current portion	—	236,675
Other long-term liabilities	56,059	56,477
Long-term liabilities held for sale	—	30,189
Total liabilities	173,974	374,806

STOCKHOLDERS’ EQUITY
Stockholders’ equity	397,510	328,040
Total liabilities and stockholders’ equity	$571,484	$702,846

STR Holdings, Inc.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

All amounts in thousands

	Nine Months Ended September 30,
	2011	2010
	(Unaudited)	(Unaudited)

Net cash provided by operating activites	$11,007	$40,368

Net cash provided by (used in) investing activities	248,087	(10,055)

Net cash used in financing activities	(237,940)	(3,024)

Effect of exchange rate changes on cash	1,835	280

Net increase in cash and cash equivalents	22,989	27,569
Cash and cash equivalents, beginning of period	106,630	69,149
Cash and cash equivalents, end of period	$129,619	$96,718

The Company has included a consolidated condensed statement of cash flows in this press release. It is currently finalizing the classification between continuing operations and discontinued operations related to the sale of QA. The Company will include the final presentation of its consolidated statement of cash flows in its Form 10-Q filing.

STR Holdings, Inc.
RECONCILIATION OF NON-GAAP MEASURES

All amounts in thousands except shares and per share amounts

	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)

Non-GAAP Earnings Per Share
Net earnings from continuing operations	$3,817	$14,054	$29,049	$40,074
Adjustments to net earnings from continuing operations:
Amortization of intangibles	2,108	2,108	6,324	6,324
Amortization of deferred financing costs	3,807	332	4,470	995
Stock-based compensation expense	1,073	1,113	3,273	5,467
Secondary offering expense	—	—	534
Accelerated depreciation	356	—	356	—
Asset impairment	1,861	—	1,861	—
Interest expense from credit facilities	(1,722)	(2,582)	(6,699)	(7,614)
Tax effect of non-GAAP adjustments	(2,539)	(226)	(3,043)	(1,394)
Non-GAAP net earnings from continuing operations	$8,761	$14,799	$35,591	$44,386
Non-GAAP earnings per share:
Basic from continuing operations	$0.21	$0.37	$0.87	$1.10
Diluted from continuing operations	$0.21	$0.35	$0.85	$1.06
Weighted-average common shares outstanding:
Basic	40,972,552	40,433,681	40,853,480	40,257,091
Diluted	41,503,070	42,327,366	41,985,525	41,994,980

Non-GAAP Financial Measures

To supplement the Company’s condensed consolidated financial statements, which statements are prepared and presented in accordance with generally accepted accounting principles in the United States of America (GAAP), the Company uses non-GAAP financial measures to facilitate better understanding of its operating results. In this press release, there is one non-GAAP financial metric mentioned: Non-GAAP earnings per share from continuing operations (EPS):

Non-GAAP EPS: Management believes that non-GAAP EPS from continuing operations provides meaningful supplemental information regarding our performance by excluding certain expenses that may not be indicative of the core business operating results and may help in comparing current period results with those of prior periods as well as with our peers. Non-GAAP EPS from continuing operations is defined as net earnings from continuing operations not including the tax effected impact of amortization of intangibles, deferred financing costs, stock-based compensation, intangible asset amortization expense, secondary offering expense, accelerated depreciation, asset impairment, plus interest expense divided by the weighted-average common shares outstanding. It should be noted that diluted weighted-average common shares outstanding are determined on a GAAP basis and the resulting share count is used for computing both GAAP and non-GAAP EPS amounts. Although we use non-GAAP EPS from continuing operations as a measure to assess the operating performance of our business, non-GAAP EPS from continuing operations has significant limitations as an analytical tool because it excludes certain material costs. Because non-GAAP EPS from continuing operations does not account for these expenses, its utility as a measure of our operating performance has material limitations. Because of these limitations, management does not view non-GAAP EPS from continuing operations in isolation and also uses other metrics to measure operating performance such as, but not limited to, net sales, gross margin, operating income, adjusted EBITDA, and net earnings from continuing operations.

During the current period, the Company has also included accelerated depreciation, asset impairment and interest expense from its prior credit facility as non-GAAP adjustments. Information regarding these items is set forth below:

•      Accelerated Depreciation:  The accelerated depreciation relates to our one-time exit from our Florida manufacturing facility that is non-cash in nature. We believe that the cost associated with the exit of its Florida facility will not occur after 2011 and not indicative of our future operating results.

•      Asset Impairment:  The non-cash asset impairment relates to our real property that used to be occupied by the QA business that was sold to UL on September 1, 2011.  Since this asset was not included as part of the sale transaction, the real property is now a non-operating asset of ours which is being leased to UL under a one-year agreement with an option to renew for one year.  As such, we have impaired this asset to reflect the sale and rental proceeds expected to be received.

•      Interest expense:  The interest expense on our prior First and Second Lien debt was not directly related to the QA business. However, since the former credit facility required the proceeds received from the UL transaction to be used to retire the First and Second Lien debt, GAAP requires us to record historical interest expense in discontinued operations.  However, we have recently closed on a new $150 million credit facility and may incur interest expense in the future. Since the interest expense related to both of our businesses from an operational standpoint, we are reducing the non-GAAP EPS from continuing operations to appropriately reflect our historical interest cost as we may incur interest expense in the future.